EXHIBIT 99.1

 CARS Reports Second Quarter 2021 Results

Exceeded Second Quarter Guidance

Continued Growth in ARPD, Dealer Customers and Revenue

Robust Year-Over-Year Growth in Year-to-Date Operating Cash Flow

CHICAGO, Aug. 5, 2021 -- Cars.com Inc. (NYSE: CARS) ("CARS" or the "Company"), a leading digital marketplace and solutions provider for the automotive industry, today released its financial results for the quarter ended June 30, 2021.

Q2 2021 Financial and Key Metric Highlights

•
Revenue of $155.5 million, up $53.5 million, or 52% year-over-year. Excluding the impact of prior-year invoice credits,[1] revenue was up $15.3 million, or 11%, year-over-year.
•
GAAP Net income totaled $6.0 million, or $0.08 per diluted share
•
Adjusted EBITDA of $48.5 million, or 31% of Revenue
•
Year-to-Date Net cash provided by operating activities of $79.6 million, up 38% year-over-year, with Free Cash Flow of $66.5 million, up 36% year-over-year
•
Average Monthly Unique Visitors of 26.4 million, up 16% year-over-year
•
Traffic of 158.4 million, up 10% year-over-year
•
Monthly Average Revenue Per Dealer (“ARPD”) of $2,299, up 59% from $1,442 in the prior-year period. Excluding the impact of prior-year invoice credits, year-over-year ARPD growth was 10%, approximately half of which was driven by FUEL.
•
Dealer Customers of 18,845 as of June 30, 2021, up 22 compared to 18,823 as of March 31, 2021

Operational Highlights

•
Made a $20.0 million voluntary debt prepayment, bringing total debt prepayments to $70 million for the first half of 2021, evidence of the Company’s continued strength in Free Cash Flow and focus on maintaining a strong balance sheet
•
Launched the Company’s new cloud-based web platform enabling faster innovation to introduce new industry-leading features and solutions to shoppers and customers
•
Based on the number of live dealership websites, Dealer Inspire is the leading provider of the new entries in the GM “Dealer Choice” program

“Our momentum continued as we delivered solid sequential results. Performance was driven by growth in ARPD and dealers’ continued adoption of digital tools and is reflective of our robust marketplace and solutions strategy,” stated Alex Vetter, President and Chief Executive Officer of CARS. “The launch of our new cloud-based platform provides shoppers with an enhanced experience on our site and mobile app and enables us to more rapidly innovate features and solutions for our customers.”

[1]In an effort to assist our dealer customers impacted by the COVID-19 pandemic and related restrictions, we provided, among other measures, financial relief in the form of invoice credits of 50% for April 2020 and 30% for May and June 2020. These discounts totaled approximately $38.2 million in the second quarter of 2020.

Q2 2021 Results

Revenue for the second quarter totaled $155.5 million, an increase of $53.5 million, or 52%, compared to the second quarter of 2020, which reflects the impact of the financial relief the Company provided to its dealer customers. Excluding the impact of prior-year invoice credits, revenue grew 11% year-over-year. Compared to the first quarter of 2021, revenue increased $2.2 million, or 1%, and dealer revenue grew 3%, led by growth in ARPD driven by continued growth in FUEL and website solutions.

Total operating expenses were $139.9 million, compared to $119.2 million for the prior year period. The second quarter of 2020 reflects the Company’s management of expenses to adjust to changes in revenue due to the COVID-19 pandemic; as a result, operating expenses were lower than those in the Company’s typical operating environment. Compared to the first quarter of 2021, total operating expenses increased 2%, primarily due to higher Product and Technology expense related to continued investments to support growth as well as the Company’s new cloud-based platform.

GAAP net income was $6.0 million, or $0.08 per diluted share, compared to GAAP net loss of $24.6 million, or $(0.37) per diluted share, in the second quarter of 2020.

Adjusted EBITDA was $48.5 million, or 31% of revenue, compared to $23.2 million, or 23% of revenue, for the prior-year period.

The Company remains focused on driving high-quality traffic and leads while continuing to optimize marketing investments. Average Monthly Unique Visitors in the second quarter increased 16% and Traffic increased 10%, compared to the second quarter of 2020. Organic traffic was 72% of Traffic and grew 3% year-over-year.

For the quarter, ARPD was $2,299, up 59% year-over-year. Excluding the impact of the invoice credits, year-over-year ARPD growth was 10%, driven by continued growth in solutions products. Compared to the first quarter of 2021 ARPD increased 1%.

Dealer Customers totaled 18,845 at the end of the second quarter, a 5% increase compared to the prior year period.

Cash Flow and Balance Sheet

Net cash provided by operating activities for the six month period ended June 30, 2021 was $79.6 million, up 38% compared to $57.6 million in the prior year. Free Cash Flow in the first six months of 2021 totaled $66.5 million, up 36% compared to $48.9 million in the prior year.

Total liquidity was $282.2 million, including cash and cash equivalents of $52.2 million and $230.0 million of revolver capacity, as of June 30, 2021. The Company made $22.5 million in debt payments during the second quarter, of which $20.0 million was a voluntary prepayment, thereby reducing total debt outstanding to $522.5 million as of June 30, 2021. In the first half of 2021, the Company has repaid $75.0 million of its outstanding debt, of which $70.0 million was a voluntary prepayment. Total net leverage ratio as of June 30, 2021 improved to 2.4x, compared to 4.1x as of June 30, 2020. In July 2021, the Company made an additional prepayment of $15.0 million.

“We delivered another quarter of solid performance with growth in revenue and adjusted EBITDA, both coming in ahead of our guidance, which generated another quarter of strong cash flow,” stated Sonia Jain, Chief Financial Officer of CARS. “Looking ahead, we are in a strong operational and financial position, which gives us confidence that we’ll achieve our third quarter guidance and enables us to continue to strategically deploy capital to invest in organic opportunities, pay down our debt and pursue bolt-on acquisitions.”

Outlook

For the third quarter 2021, the Company expects Revenue of approximately $155 million to $157 million, and Adjusted EBITDA margins of approximately 27.5% to 29.5%. Guidance reflects the Company’s expectation of a continuation of the industry-wide inventory shortage into the third quarter and continued investments in marketing to support its brand and in technology to drive innovation.

Q2 Earnings Call

As previously announced, management will hold a conference call and webcast today at 9:00 a.m. CT. This webcast may be accessed at investor.cars.com. A replay of the webcast will be available at this website following the conclusion of the call until August 19, 2021.

About CARS

CARS is a leading digital marketplace and solutions provider for the automotive industry that connects car shoppers with sellers. Launched in 1998 with the flagship marketplace Cars.com and headquartered in Chicago, the Company empowers shoppers with the data, resources and digital tools needed to make informed buying decisions and seamlessly connect with automotive retailers. In a rapidly changing market, CARS enables dealerships and OEMs with innovative technical solutions and data-driven intelligence to better reach and influence ready-to-buy shoppers, increase inventory turn and gain market share.

In addition to Cars.com, CARS brands include Dealer Inspire, a technology provider building solutions that future-proof dealerships with more efficient operations and connected digital experiences; FUEL, which gives dealers and OEMs the opportunity to harness the untapped power of digital video by leveraging Cars.com's pure audience of in-market car shoppers, and DealerRater, a leading car dealer review and reputation management platform.

The full suite of CARS properties includes Cars.com™, Dealer Inspire®, FUEL™, DealerRater®, Auto.com™, PickupTrucks.com™ and NewCars.com®. For more information, visit www.Cars.com.

Non-GAAP Financial Measures

This earnings release discusses Adjusted EBITDA, Adjusted EBITDA margin and Free Cash Flow. These financial measures are not prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). These financial measures are presented as supplemental measures of operating performance because the Company believes they provide meaningful information regarding the Company’s performance and provide a basis to compare operating results between periods. In addition, the Company uses Adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA also is used as a performance measure under the Company’s credit agreement and includes adjustments such as the items defined below and other further adjustments, which are defined in the credit agreement. These non-GAAP financial measures are frequently used by the Company’s lenders, securities analysts, investors and other interested parties to evaluate companies in the Company’s industry. For a reconciliation of the non-GAAP measures presented in this earnings release to their most directly comparable financial measure prepared in accordance with GAAP, see "Non-GAAP Reconciliations" below.

Other companies may define or calculate these measures differently, limiting their usefulness as comparative measures. Because of these limitations, non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are presented in the tables below.

The Company defines Adjusted EBITDA as net income (loss) before (1) interest expense, net, (2) income tax (benefit) expense, (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation expense, (6) unrealized mark-to-market adjustments and cash transactions related to derivative instruments, and (7) certain other items, such as transaction-related costs, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets.

Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (1) transaction-related bonuses and (2) expenses for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, in addition to consulting, compensation and other incremental costs associated with integration projects.

The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, including purchases of property and equipment and capitalization of internal-use software and website development costs.

Key Metric Definitions

Traffic. Traffic is fundamental to the Company’s business. Traffic to the CARS network of websites and mobile apps provides value to the Company’s advertisers in terms of audience, awareness, consideration and conversion. In addition to tracking traffic volume and sources, the Company monitors activity on its properties, allowing the Company to innovate and refine its consumer-facing offerings. Traffic is defined as the number of visits to CARS desktop and mobile properties (responsive sites and mobile apps), measured using Adobe Analytics. Traffic does not include traffic to Dealer Inspire websites. Traffic provides an indication of the Company’s consumer reach. Although the Company’s consumer reach does not directly result in revenue, the Company believes its ability to reach in-market car shoppers is attractive to its dealer customers and national advertisers.

Average Monthly Unique Visitors ("UVs"). Growth in unique visitors and consumer traffic to the Company’s network of websites and mobile apps increases the number of impressions, clicks, leads and other events it can monetize to generate revenue. The Company defines UVs in a given month as the number of distinct visitors that engage with its platform during that month. Visitors are identified when a user first visits an individual CARS property on an individual device/browser combination or installs one of its mobile apps on an individual device. If a visitor accesses more than one of the Company’s web properties or apps or uses more than one device or browser, each of those unique property/browser/app/device combinations counts toward the number of UVs. UVs do not include Dealer Inspire UVs. The Company measures UVs using Adobe Analytics.

Dealer Customers. Dealer Customers represent dealerships using the Company’s products as of the end of each reporting period. Each physical or virtual dealership location is counted separately, whether it is a single-location proprietorship or part of a large, consolidated dealer group. Multi-franchise dealerships at a single location are counted as one dealer.

Average Revenue Per Dealer ("ARPD"). The Company believes that its ability to grow ARPD is an indicator of the value proposition of its products. The Company defines ARPD as Dealer revenue, excluding digital advertising services, during the period divided by the monthly average number of Dealer Customers during the same period.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical facts are forward-looking statements. Forward-looking statements include information concerning the Company’s industry, Dealer Customers, results of operations, business strategies, plans and objectives, market potential, outlook, trends, future financial performance, planned operational and product improvements, potential strategic transactions, liquidity, including draws from its revolving credit facility, expense management and other matters and involve known and unknown risks that are difficult to predict. As a result, the Company’s actual financial results, performance, achievements, strategic actions or prospects may differ materially from those expressed or implied by these forward-looking statements. These statements often include words such as "believe," "expect," "project," "anticipate," "outlook," "intend," "strategy," "plan," "estimate," "target," "seek," "will," "may," "would," "should," "could," "forecasts," "mission," "strive," "more," "goal" or similar expressions. Forward-looking statements are based on the Company’s current expectations, beliefs, strategies, estimates, projections and assumptions, based on its experience in the industry as well as the Company’s perceptions of historical trends, current conditions, expected future developments, current developments regarding the COVID-19 pandemic and other factors the Company thinks are appropriate. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are expressed in good faith and the Company believes these judgments are reasonable. However, you should understand that these statements are not guarantees of strategic action, performance or results. The Company’s actual results and strategic actions could differ materially from those expressed in the forward-looking statements. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data. Whether or not any such forward-looking statement is in fact achieved will depend on future events, some of which are beyond the Company’s control.

Forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond the Company’s control, that could cause its actual results and strategic actions to differ materially from those expressed in the forward-looking statements contained in this press release. For a detailed discussion of many of these and other risks and uncertainties, see the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K and its other filings with the Securities and Exchange Commission, available on the Company’s website at investor.cars.com or via EDGAR at www.sec.gov. All forward-looking statements contained in this press release are qualified by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of these risks and uncertainties. The forward-looking statements contained in this press release are based only on information currently available to the Company and speak only as of the date of this press release. The Company undertakes no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

The forward-looking statements in this report are intended to be subject to the safe harbor protection provided by the federal securities laws.

CARS Investor Relations Contact:

Robbin Moore-Randolph

rmoorerandolph@cars.com

312.601.5929

CARS Media Contact:

Marita Thomas

mthomas@cars.com

312.601.5692

Cars.com Inc.
Consolidated Statements of Income (Loss)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Dealer	$136,866	$83,242	$269,824	$208,603
OEM and National	16,329	16,021	34,398	35,414
Other	2,335	2,746	4,603	6,086
Total revenue	155,530	102,009	308,825	250,103
Operating expenses:
Cost of revenue and operations	28,219	22,912	56,050	48,942
Product and technology	19,434	12,031	36,194	26,904
Marketing and sales	51,309	32,036	104,520	86,958
General and administrative	15,615	16,460	28,881	30,577
Affiliate revenue share	—	4,601	—	10,970
Depreciation and amortization	25,298	31,193	50,978	62,154
Goodwill and intangible asset impairment	—	—	—	905,885
Total operating expenses	139,875	119,233	276,623	1,172,390
Operating income (loss)	15,655	(17,224)	32,202	(922,287)
Nonoperating expense:
Interest expense, net	(9,839)	(7,924)	(19,840)	(15,450)
Other (expense) income, net	(39)	557	(1)	(8,944)
Total nonoperating expense, net	(9,878)	(7,367)	(19,841)	(24,394)
Income (loss) before income taxes	5,777	(24,591)	12,361	(946,681)
Income tax (benefit) expense	(189)	53	1,117	(134,603)
Net income (loss)	$5,966	$(24,644)	$11,244	$(812,078)
Weighted-average common shares outstanding:
Basic	68,869	67,256	68,328	67,095
Diluted	70,694	67,256	70,790	67,095
Earnings (loss) per share:
Basic	$0.09	$(0.37)	$0.16	$12.10
Diluted	0.08	(0.37)	0.16	12.10

Cars.com Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	June 30, 2021	December 31, 2020
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$52,185	$67,719
Accounts receivable, net	100,491	93,649
Prepaid expenses	8,303	6,491
Other current assets	1,298	10,222
Total current assets	162,277	178,081
Property and equipment, net	46,450	41,323
Intangible assets, net	792,168	835,166
Investments and other assets, net	19,989	21,142
Total assets	$1,020,884	$1,075,712
Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$25,394	$16,512
Accrued compensation	13,926	18,319
Current portion of long-term debt	7,727	7,756
Other accrued liabilities	48,925	47,781
Total current liabilities	95,972	90,368
Noncurrent liabilities:
Long-term debt	502,357	576,143
Deferred tax liability	30,792	30,800
Other noncurrent liabilities	34,321	38,225
Total noncurrent liabilities	567,470	645,168
Total liabilities	663,442	735,536
Commitments and contingencies
Stockholders' equity:
Preferred Stock at par, $0.01 par value; 5,000 shares authorized; no shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	—	—
Common Stock at par, $0.01 par value; 300,000 shares authorized; 68,964 and 67,387 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	690	674
Additional paid-in capital	1,534,098	1,530,493
Accumulated deficit	(1,172,943)	(1,184,187)
Accumulated other comprehensive loss	(4,403)	(6,804)
Total stockholders' equity	357,442	340,176
Total liabilities and stockholders' equity	$1,020,884	$1,075,712

Cars.com Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$11,244	$(812,078)
Adjustments to reconcile Net income (loss) to Net cash provided by operating activities:
Depreciation	7,980	11,599
Amortization of intangible assets	42,998	50,555
Goodwill and intangible asset impairment	—	905,885
Impairment of non-marketable security	—	9,447
Unrealized gain on interest rate swap	—	(558)
Amortization of accumulated other comprehensive income on interest rate swap	2,835	300
Stock-based compensation	10,670	6,266
Deferred income taxes	(442)	(133,064)
Provision for doubtful accounts	211	2,846
Amortization of debt issuance costs	1,657	1,377
Other, net	(44)	142
Changes in operating assets and liabilities:
Accounts receivable	(7,053)	24,363
Prepaid expenses	(1,812)	(540)
Other current assets	8,951	(2,368)
Other assets	690	589
Accounts payable	8,888	1,973
Accrued compensation	(4,393)	(5,942)
Other accrued liabilities	1,143	(933)
Other noncurrent liabilities	(3,904)	(2,230)
Net cash provided by operating activities	79,619	57,629
Cash flows from investing activities:
Purchase of property and equipment	(13,095)	(8,725)
Net cash used in investing activities	(13,095)	(8,725)
Cash flows from financing activities:
Proceeds from revolving loan borrowings	—	165,000
Payments of long-term debt	(75,000)	(166,875)
Stock-based compensation plans, net	(7,049)	(309)
Payments of debt issuance costs and other fees	(9)	(3,324)
Net cash used in financing activities	(82,058)	(5,508)
Net (decrease) increase in cash and cash equivalents	(15,534)	43,396
Cash and cash equivalents at beginning of period	67,719	13,549
Cash and cash equivalents at end of period	$52,185	$56,945
Supplemental cash flow information:
Cash (received) paid for income taxes, net of refunds	$(8,875)	$318
Cash paid for interest and interest rate swap	19,634	13,889

Cars.com Inc.
Non-GAAP Reconciliations
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Reconciliation of Net income (loss) to Adjusted EBITDA

Net income (loss)	$5,966	$(24,644)	$11,244	$(812,078)
Interest expense, net	9,839	7,924	19,840	15,450
Income tax (benefit) expense	(189)	53	1,117	(134,603)
Depreciation and amortization	25,298	31,193	50,978	62,154
Goodwill and intangible asset impairment	—	—	—	905,885
Stock-based compensation	6,029	4,376	11,137	6,287
Write-off of long-lived assets and other	94	(463)	79	9,020
Severance, transformation and other exit costs	927	4,764	1,707	6,168
Transaction-related costs	512	20	512	117
Adjusted EBITDA	$48,476	$23,223	$96,614	$58,400

Reconciliation of Net cash provided by operating activities to Free cash flow

Net cash provided by operating activities	$29,257	$28,737	$79,619	$57,629
Purchase of property and equipment	(6,876)	(2,970)	(13,095)	(8,725)
Free cash flow	$22,381	$25,767	$66,524	$48,904

Cars.com Inc.
Supplemental Information
(In thousands)
(Unaudited)

Expense category for the Three Months Ended June 30, 2021:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$28,219	$—	$(189)	$28,030
Product and technology	19,434	—	(1,795)	17,639
Marketing and sales	51,309	—	(1,448)	49,861
General and administrative	15,615	(1,456)	(2,597)	11,562
Affiliate revenue share	—	—	—	—
Depreciation and amortization	25,298	—	—	25,298
Goodwill and intangible asset impairment	—	—	—	—
Total operating expenses	$139,875	$(1,456)	$(6,029)	$132,390

Total nonoperating expense, net	$(9,878)	$77	$—	$(9,801)

(1) Includes severance, transformation and other exit costs, transaction related costs, and write-off of long-lived assets and other.

Expense category for the Three Months Ended June 30, 2020:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$22,912	$—	$(164)	$22,748
Product and technology	12,031	—	(921)	11,110
Marketing and sales	32,036	—	(983)	31,053
General and administrative	16,460	(4,879)	(2,308)	9,273
Affiliate revenue share	4,601	—	—	4,601
Depreciation and amortization	31,193	—	—	31,193
Goodwill and intangible asset impairment	—	—	—	—
Total operating expenses	$119,233	$(4,879)	$(4,376)	$109,978

Total nonoperating expense, net	$(7,367)	$—	$—	$(7,367)

(1) Includes severance, transformation and other exit costs, write-off of long-lived assets and other, and transaction-related costs.

Expense category for the Six Months Ended June 30, 2021:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$56,050	$—	$(543)	$55,507
Product and technology	36,194	—	(3,076)	33,118
Marketing and sales	104,520	—	(2,761)	101,759
General and administrative	28,881	(2,218)	(4,757)	21,906
Affiliate revenue share	—	—	—	—
Depreciation and amortization	50,978	—	—	50,978
Goodwill and intangible asset impairment	—	—	—	—
Total operating expenses	$276,623	$(2,218)	$(11,137)	$263,268

Total nonoperating expense, net	$(19,841)	$80	$—	$(19,761)

(1) Includes severance, transformation and other exit costs, transaction related costs, and write-off of long-lived assets and other.

Expense category for the Six Months Ended June 30, 2020:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$48,942	$—	$(201)	$48,741
Product and technology	26,904	—	(1,487)	25,417
Marketing and sales	86,958	—	(1,479)	85,479
General and administrative	30,577	(6,416)	(3,120)	21,041
Affiliate revenue share	10,970	—	—	10,970
Depreciation and amortization	62,154	—	—	62,154
Goodwill and intangible asset impairment	905,885	(905,885)	—	—
Total operating expenses	$1,172,390	$(912,301)	$(6,287)	$253,802

Total nonoperating expense, net	$(24,394)	$9,447	$—	$(14,947)

(1) Includes write-off and impairments of goodwill, intangible assets, long-lived assets, severance, transformation and other exit costs, and transaction-related costs.